Exhibit 10.11

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT dated for reference August 29, 2007 is between Soltera Mining Corp., a Nevada corporation (“Soltera”) with an office at 1005 - 289 Drake Street, Vancouver, British Columbia, V6B 5Z5, and Nadwynn Sing, of 1005 - 289 Drake Street, Vancouver, British Columbia, V6B 5Z5.

WHEREAS Mr. Sing has been providing services as chief financial officer and corporate secretary of Soltera since inception, AND WHEREAS Mr. Sing agreed to continue to provide such services, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

1.

Services.  Mr. Sing has been providing his services as the chief financial officer and corporate secretary of Soltera and his business management expertise to Soltera in connection with its business activities since its inception and will continue to provide such services for the term of this agreement.

2.

Compensation.  Soltera will pay Mr. Sing US$3,500 dollars per month for the term of this agreement.

3.

Expenses.  Soltera will reimburse Mr. Sing for any reasonable out-of-pocket expenses that he incurs in fulfilling the terms of this agreement, including reimbursement for office rent in the amount of US$500 per month.

4.

Term.  The term of this agreement will be 12 months and this agreement will be deemed effective on August 1, 2007 and will expire on July 31, 2008.

5.

Confidentiality.

a.

Mr. Sing will hold in the strictest confidence any information about Soltera or any other affiliated entity that he acquires in the performance of his duties under this agreement or otherwise, unless Soltera or an affiliate has publicly disclosed the information or authorized Mr. Sing to disclose it in writing, and will use his best efforts and precautions to prevent the unauthorized disclosure of confidential information.  This confidentiality provision survives the termination of this agreement and Mr. Sing’s office as president and chief executive officer.

b.

Mr. Sing acknowledges the importance and value of confidential information, that the unauthorized disclosure of any confidential information could cause irreparable harm to Soltera or its affiliates, and that monetary damages are an inadequate compensation for Mr. Sing’s breach of this agreement.   Accordingly, Soltera and its affiliates may, in addition to and not in limitation of any other rights, remedies or damages available to it in law or equity, obtain a temporary restraining order, a preliminary injunction or a permanent injunction in order to prevent Mr. Sing from breaching or threatening to breach this agreement.

6.

Representations and warranties.  Mr. Sing represents and warrants that he has the management skills and experience required to fulfil the duties of chief financial officer and corporate secretary of Soltera and to advise Soltera on its business activities.

7.

Termination.  Either party may terminate this agreement any time for any reason by delivering a written notice of termination to the other party 60 days before the termination date.   Soltera will only be liable to pay Mr. Sing for the 60 days.

8.

No waiver.  No failure or delay of Soltera in exercising any right under this agreement operates as a waiver of the right.  Soltera’s rights under this agreement are cumulative and do not preclude Soltera from relying on or enforcing any other legal or equitable right or remedy.

9.

Time.  Time is of the essence.

10.

Jurisdiction.  This agreement is governed by the laws of the State of Nevada.

Management Agreement	2 / 2

11.

Severability.  If any part of this agreement that is held to be void or otherwise unenforceable by a court or proper legal authority, then that part is deemed to be amended or deleted from this agreement, and the remainder of this agreement is valid or otherwise enforceable.

12.

Notice.  Any notice required by or in connection with this agreement be in writing and must be delivered to the parties by hand or transmitted by fax to the address and fax number given for the parties in the recitals.  Notice is deemed to have been delivered when it is delivered by hand or transmitted by fax.

13.

Counterparts.  This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES’ SIGNATURES below are evidence of their agreement.

Soltera Mining Corp.

/s/ Authorized Signatory	/s/ Nadwynn Sing
Authorized Signatory	Nadwynn Sing